Exhibit 3.1

Cytonics Corporation

Term Sheet for Convertible Promissory Note Offering

May 25, 2018

This term sheet summarizes the principal terms and conditions of an offering (the “Offering”) of convertible promissory notes (the “Notes”) of Cytonics Corporation, a Florida corporation (the “Company”). This term sheet is for information purposes only, is submitted to you on a confidential basis, and is solely for your use in connection with your consideration of the Offering. You may use the contents of this term sheet in connection with your decision. You may not divulge the contents of this term sheet to third parties.

Issuer:	Cytonics Corporation, a Florida corporation (the “Company” or “Cytonics”).
Business of the Company:

Cytonics has developed diagnostic and therapeutic products for musculoskeletal disease. Cytonics intends to market its products to orthopedic surgeons, neuro-surgeons, pain management, sports medicine and regenerative medicine physicians in the U.S. and around the world.

Offering:

This Offering is for issuance of $1,000,000 in aggregate principal amount of Notes. There is no minimum amount of Notes that must be sold for the Offering to close and for the Company to receive the proceeds. The Company may issue and sell the Notes in one or more closings.

Investors:	This Offering if being made to accredited investors only, pursuant to rule 506(c) of Regulation D under the Securities Act of 1933, as amended.
Minimum Subscription:

The minimum subscription per investor is for a Note in a minimum denomination of $25,000, and investors may subscribe for integral multiples of $1,000 in excess thereof. The Company may accept subscriptions for amounts below $25,000 in its sole discretion.

Subscription Procedures:	To subscribe for a Note, prospective investors must complete and return to the Company a subscription agreement in the form as provided by the Company, which the Company may accept or reject in its sole discretion.

Terms of the Notes:

The Notes have the following terms:

•     The Notes will bear interest at a rate of 10% per year, which is payable quarterly, on March 31, June 30, September 30 and December 31 of each year.

•     To the extent not converted or repaid, the Notes will have a final maturity date of June 30, 2021.

•     The Company may elect to redeem and repay any Note at any time prior to conversion, in return for payment of all principal and accrued and unpaid interest.

•     At any time following the Issue Date and prior to the completion of an IPO (as defined below), the holder of a Note may elect to convert all, but only all, of the outstanding principal and accrued interest under a Note into shares of common stock, par value $0.001 per share, of the Company (the “Common Stock”) at a conversion price of $1.60 per share of Common Stock.

•     At any time following the completion of an IPO, the holder of a Note may elect to convert all, but only all, of the outstanding principal and accrued interest under a Note into shares of Common Stock at a conversion price equal to the sale price of the Common Stock in the IPO.

•     At any time following the completion of a public offering of the Common Stock for gross proceeds of at least $1,000,000 pursuant to an effective registration statement under the Securities Act (a “IPO”), the Company may elect to require the Holder to convert all, but only all, of the outstanding principal and accrued interest under a Note into shares of Common Stock at a conversion price equal to 80% of the sale price of the Common Stock in the IPO.

The description of the Notes as set forth herein is qualified in its entirety to the form of the Notes, which will be provided to any potential investor upon request, together with the subscription agreement.

Use of Proceeds:

Proceeds from the Offering will be used to fund (1) additional research and development, (2) pre-clinical and clinical trials, and (3) all other operating expenses necessary to further develop the Company’s business opportunities.

Capitalization of the Company:

The Company currently has 50,000,000 shares of Common Stock authorized, and 10,000,000 shares of preferred stock, par value $0.001 per share, authorized. Of the preferred stock, 150,000 shares are designated as the Initial Preferred Stock, which convert into common stock on the basis of 2.4 shares of common stock per share of Initial Preferred Stock, 1,500,000 shares are designated as the Series A Preferred Stock, which convert into common stock on the basis of 2.0 shares of common stock per share of Series A Preferred Stock and 6,000,000 shares are designated as the Series B Preferred Stock, which convert into common stock on the basis of 2.0 shares of common stock per share of Series B Preferred Stock.

As of the date of this term sheet, the Company has 9,547,120 shares of Common Stock issued outstanding, 150,000 shares of Initial Preferred Stock issued and outstanding, 576,190 shares of Series A Preferred Stock issued and outstanding and 2,574,865 shares of Series B Preferred Stock issued and outstanding. The Company has also issued options to acquire 5,035,670 shares of Common Stock, at exercise prices of between $0.10 and $2.00 per share, 90% of which are fully vested.

Plan of Distribution:

The Notes are being offered by the Company’s officers and directors on a “best efforts basis.” The Company will not pay any commissions on the sale of the Notes. The Company will pay all of the expenses of the Offering.

Additional Information:

The Company will provide to prospective investors the form of the Note and the subscription agreement, together with such additional information as requested by prospective investors, related to the Company, its management and operations. For additional information please contact the Company as follows:

Cytonics Corporation

Attn: Dr. Gaetano Scuderi, CEO & Founder

658 W. Indiantown Rd., Suite 214

Jupiter, FL 33458

Or you may contact Joey Bose, President of Cytonics, at Joey.Bose@Cytonics.com.

Disclaimer

No money or other consideration is being solicited at this time via this presentation or any other communication and, if sent to Cytonics Corporation (the “Company”) will not be accepted will be promptly returned. A subscription for Notes in the offering will be made pursuant to a Subscription Agreement to be entered into between the subscriber and the Company, and any subscription will only be accepted, at the Company’s discretion, following the Company’s review of the Subscription Agreement and any related documentation. Any indications of interest in the Company’s offering involves no obligation or commitment of any kind. The Company may choose to make an offering to some, but not all, of the people who indicate an interest in investing, and that offering may not be made under Rule 506(c).

This document contains highly confidential information and is solely for informational purposes for the person to whom it is delivered by the Company (the “Recipient”). Recipient and its affiliates and agents must hold this document and any oral information provided in connection with this document, as well as any information derived by Recipient from the information contained herein, in strict confidence and may not communicate, reproduce or disclose it to any other person, or refer to it publicly, in whole or in part at any time except with the prior written consent of the Company. If you are not the intended recipient of this document, please delete and destroy all copies immediately. This presentation does not purport to be all-inclusive or necessarily to contain all the information that an interested party might desire in investigating the Company and any recipient hereof should conduct its own investigation and analysis and should consult such person’s own professional advisors.  Neither Recipient nor its directors, officers, employees, agents, advisors and affiliates may use the information contained in this document in any manner whatsoever, in whole or in part, other than in connection with evaluating the Company. This document may contain material non-public information concerning the Company and/or its affiliates’ securities. Recipient and its directors, officers, employees, agents, advisors and affiliates must only use such information in accordance the Company’s policies and procedures, contractual obligations and applicable laws and regulations. Some or all of the information contained herein is or may be price sensitive information and the use of such information may be regulated or prohibited by applicable legislation relating to insider dealing.

The Company and its affiliates and its and their respective officers, employees, advisors and agents expressly disclaim any and all liability which may be based on this document and any errors therein or omissions therefrom.

This document and the information contained herein do not constitute an offer to sell or the solicitation of an offer to buy any security, commodity or instrument or related derivative, nor do they constitute an offer or commitment to lend, syndicate or arrange a financing, underwrite or purchase or act as an agent or advisor or in any other capacity with respect to any transaction, or commit capital, or to participate in any trading strategies, and do not constitute legal, regulatory, accounting or tax advice to the recipient. This document does not constitute and should not be considered as any form of financial opinion or recommendation by the Company or any of its affiliates. This document is not a research report and was not prepared by the research department of the Company or any of its affiliates.

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